EXHIBIT 2.1

                      STOCK PURCHASE AND EXCHANGE AGREEMENT

         This Stock Purchase and Exchange Agreement and Plan of Merger ("Agreement"), dated as of June 18, 2003, is entered into by and among ICEWEB COMMUNICATIONS, INC. a Delaware corporation ("Iceweb"), INTERLAN COMMUNICATIONS, a Virginia corporation ("Interlan") and G. ANTHONY MUNNO, BRIAN J. IANNIELLO and MARTIN SAINSBURY-CARTER (collectively the "Shareholders"), being all the Shareholders of INTERLAN

                                    RECITALS:

         A. The Shareholders are the owners of all of the issues and outstanding capital stock of Interlan.

         B. Iceweb desires to acquire all of the capital stock of Interlan owned by the Shareholders, making Interlan a wholly owned subsidiary of Iceweb, and the Shareholders desire to exchange their shares of Interlan's capital stock for authorized but unissued shares of Common Stock, par value $.001 per share (the "Common Stock") of Iceweb as hereinafter provided.

         C. It is the intention of the parties hereto that: (i) Iceweb shall acquire all of the capital stock of Interlan owned by the Shareholders in exchange solely for the consideration set forth below (the "Exchange"); (ii) the Exchange shall qualify as a transaction in securities exempt from registration or qualification under the Securities Act of 1933, as amended, and under the applicable securities laws of each jurisdiction where the Shareholders reside, and (iii) the Exchange is intended to qualify as a "tax-free" transaction within the meaning of Section 368 of the Internal Revenue Code of 1986.


         NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the parties hereto agree as follows: herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                               PURCHASE OF SHARES

         1.01 ACQUISITION OF SHARES. Iceweb and the Shareholders hereby agree that the Shareholders shall, on the Closing Date (as hereinafter defined), exchange 15,000 shares of the Common Stock of Interlan, which constitute 100% of the issued and outstanding shares of capital stock of Interlan (the "Interlan Shares") and, in exchange therefore, Iceweb shall issue to the Shareholders 200,000 shares of Iceweb's Common Stock (the "Iceweb Shares") to be divided equally among the three shareholders.

         1.02 DELIVERY OF INTERLAN AND ICEWEB SHARES. On the Closing Date, the Shareholders will deliver to Iceweb the certificates representing the Interlan Shares, duly endorsed for transfer (or with executed stock powers), so as to make Iceweb the sole owner thereof. Simultaneously, Iceweb will deliver certificates representing the Iceweb Shares to the Shareholders as provided in Exhibit A.

         1.03 INVESTMENT INTENT. The Iceweb shares have not been registered under the Securities Act

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of 1933, as amended (the "Act"), and may not be resold unless the Iceweb Shares are registered under the Act or an exemption from such registration is available. The Shareholders represent and warrant that they are acquiring the Iceweb Shares for their respective accounts for investment, and not with a view to the sale or distribution of the Iceweb Shares. Each certificate representing the Iceweb Shares will have a legend thereon incorporating language as follows:

         "The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "Act") or any state securities laws. The shares have been acquired for investment and may not be sold or transferred in the absence of an effective Registration Statement for the shares under the Act unless in the opinion of counsel satisfactory to the Company, registration is not required under the Act or any applicable state securities laws."


                                   ARTICLE II
                                     CLOSING

         2.01 TIME AND PLACE OF CLOSING. If not consummate simultaneously herewith, the transactions contemplated by this Agreement shall be consummated on or about June ____, 2003, at such place as the parties shall mutually agree (the "Closing Date"). The time and place at which the transactions contemplated hereby are consummated is hereinafter referred to as the "Closing".

         2.02 DELIVERIES AT CLOSING. At the Closing:

         (a) The Shareholders shall cause the Interlan Common Stock to be delivered to Iceweb, duly endorsed for transfer;

         (b) Iceweb shall deliver, or provide irrevocable instructions to issue and deliver, the Iceweb Shares; and

         (c) the current officers and directors of nd Iceweb shall deliver their resignations as such.

                                    ARTICLE 3
         REPRESENTATIONS AND WARRANTIES OF INTERLAN AND THE SHAREHOLDERS

         Interlan and the Shareholders, jointly and severally, hereby represent and warrant to Iceweb as follows:

         3.01     LEGAL CAPACITY OF INTERLAN.

         (a) Interlan has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

         (b) The execution and delivery of this Agreement by Interlan, and the consummation by it of the transactions contemplated hereby, does not violate or conflict with (i) any material terms of any organizational document or any instrument, contractual restriction or commitment of any kind or character to which Interlan is a party or by which it is bound, or (ii) any requirement of law or any judgment, decree or order of any governmental or regulatory authority to which Interlan is subject or by which Interlan or any of its respective assets or properties is bound.

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         (c) This Agreement has been duly and validly executed by Interlan, and constitutes a valid and binding obligation of Interlan enforceable against Interlan in accordance with its terms except to the extent that (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

         3.02 ORGANIZATION AND AUTHORITY OF INTERLAN. Interlan is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate power and authority to carry on its business as presently conducted and to own or lease and to operate its properties. Interlan is qualified to transact business as a foreign corporation in each jurisdiction wherein the failure to so qualify would have a material adverse effect on the business, financial condition, results of operations, assets or properties of Interlan (a "Interlan Material Adverse Effect"). Interlan has no subsidiaries.

         3.03 CAPITALIZATION. The authorized capital stock of Interlan consists of (i) 15,000 shares of Interlan Common Stock, of which 15,000 shares of Common Stock are issued and outstanding on the date hereof, and (ii) 0 shares of Interlan Preferred Stock, none of which are issued and outstanding on the date hereof. Interlan is not a party to or bound by any options, calls, voting agreements, contracts, or commitments of any character relating to any issued or unissued capital stock or any other equity security issued or to be issued by Interlan. The issued and outstanding Interlan Common Stock has been duly authorized and is validly issued, fully paid and non-assessable and not subject to the preemptive or anti-dilution rights of any person.

         3.04 CONSENTS AND APPROVALS. This Agreement and the transactions contemplated hereby have been duly authorized by the Board of Directors and by the Shareholders. No approval, order or consent of, filing or registration with or notice or payment to, any foreign, federal, state, county, local or other governmental or regulatory body, and no other approval or consent of, or filing with or notice or payment to, any other person is required by or with respect to FRI in connection with the execution and delivery by Interlan of this Agreement and the consummation and performance by it of the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance by Interlan of this Agreement in accordance with its terms and conditions will not (a) conflict with or result in the breach or violation of any of the terms or conditions of, or give rise to any acceleration of Interlan's obligations or constitute (or with notice or lapse of time or both would constitute) a default under (i) the Certificate of Incorporation or By-Laws of Interlan (ii) any instrument, contract or other material agreement by or to which Interlan is a party or by or to which Interlan's assets or properties are bound or subject; (iii) any statute, law or regulation of any jurisdiction or any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Interlan or the assets or properties of Interlan; or (iv) any license, franchise, approval, certificate, permit or authorization applicable to Interlan or any of Interlan's assets; or (b) result in the creation of any lien, charge or encumbrance of any nature, upon the Interlan Shares or assets or property of Interlan.

         3.05 FINANCIAL STATEMENTS, BOOKS AND RECORDS. The following Interlan financial statements are attached hereto as Schedule 3.05: the unaudited balance sheet of Interlan as of June _______________________ (the "Balance Sheet"), and the related unaudited statement of operations for the period then ended (the "Financial Statements"). The Financial Statements are true and accurate and fairly represent the financial position of Interlan as at such date and the results of its operations for the period then ended, and have been prepared in accordance with generally accepted accounting principles

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consistently applied, except for the omission of footnotes or otherwise as indicated therein. Since the date of the Balance Sheet there has not been:

         (a) any change which could reasonably be expected to have a Interlan Material Adverse Effect:

         (b) any damage, destruction or loss which could reasonably be expected to have a Interlan Material Adverse Effect;

         (c) any declaration, setting aside or payment of any distribution or with respect to any redemption or repurchase of Interlan's capital stock; or

         (d) any sale of an asset (other than in the ordinary course of business) or any mortgage or pledge by Interlan of any properties or assets.

         3.06 LITIGATION. Except as disclosed in Schedule 3.06 hereto, there is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving Interlan or any of Interlan's properties or rights which (a) could reasonably be expected to have an Interlan Material Adverse Effect, or (b) could reasonably be expected to prevent the consummation of any of the transactions contemplated by this Agreement.

         3.07 TAXES. Interlan has filed all tax returns that it was required to file, and has paid all taxes indicated on such returns for such periods which are due and payable as of the date hereof. All such tax returns were in all respects true, complete and correct and filed on a timely basis. None of the income tax returns filed by, on behalf of or with respect to Interlan is currently the Subject of an audit, and no notice of a planned audit has been received by Interlan.

         3.08 CORPORATE RECORDS. Interlan has granted Iceweb access to all the tax, accounting, corporate and financial books and records relating to the business of Interlan. Such books and records have been maintained on a current basis, are true and complete in all material respects, and fairly reflect the financial condition and results of operations of Interlan as of the dates thereof and the periods ended. The minute books of Interlan contain complete and accurate records of all meetings and other corporate actions of its Board of Directors and stockholders and have been made available to Iceweb for review.

         3.09 INTERLAN'S PROPERTIES. Interlan has good and marketable title to all its personal property, equipment, processes, patents copyrights, trademarks, franchises, licenses and other properties and assets (except for items leased or licensed to Interlan), including all property reflected in Interlan's Financial Statements (except for assets reflected therein which have been sold in the normal course of its business where the proceeds from such sale or other disposition have been properly accounted for in the financial statements of Interlan), in each case free and clear of all liens, claims and encumbrances of every kind and character, except as set for the in Schedule 3.09. Interlan has no ownership interest in any real property. The assets and properties owned, operated or leased by Interlan and used in its business are in good operating condition, reasonable wear and tear excepted, and suitable for the uses for which intended.

         3.10 INSURANCE. Schedule 3.10 contains an accurate and complete list and brief description of all performance bonds and policies of insurance, including fire and extended coverage, general liability, workers compensation, products liability, property, and other forms of insurance or indemnity the bonds held by Interlan. Interlan is not in default with respect to any provisions of any such policy or indemnity the Shareholders and has not failed

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to give any notice or present any claim hereunder in due and timely fashion. All policies of insurance and the bonds are: (1) in full force and effect; (2) are sufficient for compliance by Interlan with all requirements of law and of all agreements and instruments to which Interlan is a party; (3) are valid, outstanding and enforceable; (4) provide adequate insurance coverage for the assets, business and operations of Interlan in amounts at least equal to customary coverage in Interlan's industry; (5) will remain in full force and effect through the Closing; and (6) will not be affected by, and will terminate or lapse by reason of, the transactions contemplated by this Agreement.

         3.11 TRANSACTIONS WITH CERTAIN PERSONS. Except as disclosed in Schedule 3.11, Interlan has no outstanding agreement, understanding, contract, lease, commitment, loan or other arrangement with any officer, director or shareholder of Interlan or any relative of any such person, or any corporation or other entity in which such person owns beneficial interest.

         3.12 MATERIAL CONTRACTS. Interlan has no purchase, sale, commitment, or other contract, the breach or termination of which would have a Interlan Materially Adverse Effect on the business, financial condition results of operations, assets, liabilities, or prospects of Interlan

         3.13 EMPLOYMENT MATTERS. Schedule 3.13 contains a list of all officers, their contracts, base salaries, accrued vacation pay, sick pay, and severance pay. Interlan has not incurred any unfunded deficiency or liability within the meaning of the Employee Retirement Income Security Act of 1974 ("ERISA"), has not incurred any liability to the Pension Benefit Guaranty Corporation established under ERISA in connection with any employee benefit plan and has no outstanding obligations or liabilities under any employee benefit plan. Interlan has not been a party to a "prohibited transaction," which would Subject Interlan to any tax or penalty. There is no collective bargaining agreement or negotiations therefore, labor grievance or arbitration proceeding against Interlan pending or threatened, and to the knowledge of Interlan, there are no union organizing activities currently pending or threatened against or involving Interlan.

         3.14 AUTHORIZATIONS. Interlan has no licenses, permits, approvals and other authorizations from any governmental agencies and any other entities that are necessary for the conduct of its business except as set for the in Schedule 3.14, which contains a list of all licenses, permits approvals, and other authorizations, as well as a list of all copyrights, patents, trademarks, trade names, service marks, franchises, licenses and other permits, each of which is valid and in full force and effect.

         3.15 COMPLIANCE WITH LAWS. Interlan is not in violation of any federal, state local or other law, ordinance, rule or regulation applicable to its business, and has not received any actual or threatened complaint, citation or notice of violation or investigation from any governmental authority.

         3.16 COMPLIANCE WITH ENVIRONMENTAL LAWS. Interlan is in Compliance with all applicable pollution control and environmental laws, rules and regulations. Interlan has no environmental licenses, permits and other authorizations relative to compliance with environmental laws, rules and regulations.

         3.17 NO LITIGATION. There are no actions, suits, claims, complaints or proceedings pending or threatened against Interlan, at law or in equity, or before or by any governmental department, commission, court, board, bureau, agency or instrumentality; and there are no facts which would provide a valid basis for any such action, suit or proceeding. There are no orders, judgments or decrees or any governmental authority outstanding, which specifically apply to Interlan or any of its assets.

         3.18 VALIDITY. All contracts, agreements, leases and licenses to which Interlan is a party or by which it or any of its properties or assets are bound

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or affected, are valid and in full force and effect; and no breach or default exists, or upon the giving of notice or lapse of time, or both, would exist, on the part of Interlan or by any other party thereto.

         3.19 NO BROKERS. Neither Interlan nor The Shareholders is a party to any agreement pursuant to which Interlan or Iceweb will become obligated to pay a commission to any person as a result of consummation of the transactions contemplated hereby.

         3.20 INFORMATION ON THE SHAREHOLDERS. The Shareholders each represent that they are each an "accredited investor," as such term is defined in Regulation D promulgated by the Act, are experienced in investments and business matters, has made investments of a speculative nature and, with its representatives, have such knowledge and experience in financial, tax and other business matters as to enable them to utilize the information made available by Iceweb to evaluate the merits and risks of and to make an informed investment decision with respect to this Agreement, which represents a speculative investment. The Shareholders are able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

         3.21 OWNERSHIP OF INTERLAN SHARES AND AUTHORIZATION OF AGREEMENT. Each of the Shareholders represents that he is the sole owner of record and beneficially owns all of the shares of capital stock of Interlan attributed to him in Exhibit A, all of which shares are owned free and clear of all rights, claims, liens and encumbrances, and have not been sold, pledged, assigned or otherwise transferred except pursuant to this Agreement. There are no outstanding subscriptions, rights, options, warrants or other agreements obligating either Interlan or the Shareholders to issue, sell or transfer any stock or other securities of Interlan. The Shareholders have the power to enter into this Agreement and to carry out the obligations hereunder This Agreement has been duly executed by the Shareholders and constitutes the valid and binding obligation of the Shareholders and is enforceable against the Shareholders in accordance with its terms.

         3.22 FULL DISCLOSURE. No representation or warranty by Interlan or the Shareholders in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to Iceweb or Iceweb pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact or any fact necessary to make any statement herein or therein not materially misleading.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF ICEWEB

         Iceweb hereby represents and warrants to Interlan and the Shareholders as follows:

         4.01 LEGAL CAPACITY OF ICEWEB.

         (a) Iceweb has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

         (b) The execution and delivery of this Agreement by Iceweb, and the consummation of the transactions contemplated hereby, do not violate or conflict with (i) any material terms of any organizational document or any instrument, contractual restriction or commitment of any kind or character to which Iceweb a party or by which it is bound, or (ii) any requirement of law or any judgment, decree or order of any governmental or regulatory authority to which Iceweb is subject or by which Iceweb or any of its respective assets or properties is bound.

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         (c) This Agreement has been duly and validly executed by Iceweb, and constitutes a valid and binding obligation of Iceweb enforceable against Iceweb in accordance with its terms except to the extent that (i) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and (ii) the availability of remedies, including specific performance, is Subject to the discretion of the court before which any proceeding therefor may be brought.

         4.02 ORGANIZATION AND AUTHORITY OF ICEWEB. Iceweb is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all requisite corporate power and authority to carry on its business as presently conducted and to own or lease and to operate its properties. Iceweb is qualified to transact business as a foreign corporation in each jurisdiction wherein the failure to so qualify would have a material adverse effect on the business, financial condition, results of operations, assets or properties of Iceweb (a "Iceweb Material Adverse Effect").

         4.03 CAPITALIZATION. The authorized capital stock of Iceweb consists of 100,000,000 shares of Common Stock, of which 31,053,000 shares are issued and outstanding on the date hereof and 0 shares of Preferred Stock, no shares of which are issued and outstanding. The Iceweb Shares have been duly authorized and, upon issuance as contemplated hereby, will be validly issued, fully paid and non-assessable and not Subject to the preemptive or anti-dilution rights of any person.

         4.04 CONSENTS AND APPROVALS. This Agreement and the transactions contemplated hereby have been duly authorized by the Board of Directors. No approval, order or consent of, filing or registration with or notice or payment to, any foreign, federal, state, county, local or other governmental or regulatory body, and no approval or consent of, or filing with or notice or payment to, any other person is required by or with respect to Iceweb in connection with the execution and delivery by Iceweb of this Agreement and its consummation and performance of the transactions contemplated hereby. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, and the performance by Iceweb of this Agreement in accordance with its terms and conditions will not (a) conflict with or result in the breach or violation of any of the terms or conditions of, or give rise to any acceleration of Iceweb's obligations or constitute (or with notice or lapse of time or both would constitute) a default under (i) the Certificate of Incorporation or By-Laws of Iceweb (ii) any material instrument, contract or other agreement by or to which Iceweb is a party or by or to which Iceweb's assets or properties are bound or Subject; (iii) any statute, law or regulation of any jurisdiction or any order, writ, judgment, injunction, award or decree of any court, arbitrator or governmental or regulatory body against, or binding upon, Iceweb or the assets or properties of Iceweb; or (iv) any license, franchise, approval, certificate, permit or authorization applicable to Iceweb or any of the its assets; or (b) result in the creation of any lien, charge or encumbrance of any nature, upon the assets or property of Iceweb.

         4.05 FILINGS. The Common Stock of Iceweb is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Iceweb has filed with the United States Securities and Exchange Commission ("SEC") all reports required to be filed by it under the Exchange Act (the "SEC Filings"), and Iceweb is current in its filing obligations under the Exchange Act. The cumulative SEC Filings are true, complete and accurate in all material respects.

         4.06 LITIGATION. There is no action, suit or proceeding pending or threatened, or any investigation, at law or in equity, before any arbitrator, court or other governmental authority, pending or threatened, nor any judgment, decree, injunction, award or order outstanding, against or in any manner involving Iceweb or Iceweb or any of their respective properties or rights which
(i) could reasonably be

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expected to have an Iceweb Material Adverse Effect, or (ii) could reasonably be expected to prevent the consummation of any of the transactions contemplated by this Agreement.

         4.07 TAXES. Iceweb has filed all tax returns that it was required to file, and has paid all taxes indicated on such returns for such periods which are due and payable as of the date hereof. All such tax returns were in all respects true, complete and correct and filed on a timely basis. None of the income tax returns filed by, on behalf of or with respect to Iceweb is currently the Subject of an audit, and no notice of a planned audit has been received by or on behalf of Iceweb.

         4.08 CORPORATE RECORDS. Iceweb has provided Interlan access to all the tax, accounting, corporate and financial books and records relating to Iceweb. Such books and records have been maintained on a current basis, are true and complete and fairly reflect the financial condition and results of operations of Iceweb as of the dates thereof and the periods ended.

         4.09 NO BROKERS. Iceweb is not a party to any agreement pursuant to which Interlan, the Shareholders or Iceweb will become obligated to pay a commission to any person as a result of consummation of the transactions contemplated hereby and any action by Iceweb.

         4.10 FULL DISCLOSURE. No representation or warranty by Iceweb in this Agreement or in any document or schedule to be delivered by them pursuant hereto, and no written statement, certificate or instrument furnished or to be furnished to Interlan or the Shareholders pursuant hereto or in connection with the negotiation, execution or performance of this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact or any fact necessary to make any statement herein or therein not materially misleading.

                                    ARTICLE V
                   COVENANTS OF INTERLAN AND THE SHAREHOLDERS

         Interlan and the Shareholders covenant and agree that from the date hereof to the Closing without the prior written consent of Iceweb:

         5.01 ORDINARY COURSE OF BUSINESS. Interlan will operate the business of Interlan only in the ordinary course and will use its best efforts to preserve Interlan's business, origination, goodwill and relationships with persons having business dealings with them.

         5.02 MAINTAIN PROPERTIES. Interlan will maintain all of Interlan's properties in good working order, repair and condition (reasonable wear and use excepted) and cause Interlan to take all steps reasonably necessary to maintain in full force and effect its patents, trademarks, service marks, trade names, brand names, copyrights and other intangible assets.

         5.03 COMPENSATION. Interlan will not (a) enter into or alter any employment agreements; (b) grant any increase in compensation other than normal merit increases consistent with Interlan's general prevailing practices to any officer or employee; or (c) enter into or alter any labor or collective bargaining agreement or any bonus or other employee fringe benefit.

         5.04 NO INDEBTEDNESS. Interlan will create, incur, assume guarantee or otherwise become liable with respect to any obligation for borrowed money, indebtedness, capitalized lease or similar obligation, except in the ordinary course of business consistent with past practices where the entire net proceeds thereof are deposited with and used by and in connection with the business of Interlan.

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         5.05 NO DISPOSITION ON ENCUMBRANCE. Except in the ordinary course of business consistent with past practice, Interlan will not (a) dispose of or encumber any of its properties and assets, (b) discharge or satisfy any lien or encumbrance or pay any obligation or liability (fixed or contingent) except for previously scheduled repayment of debt, (c) cancel or compromise any debt or claim, (d) transfer or grant any rights under any concessions, leases, licenses, agreements, patents, inventions, proprietary technology or process, trademarks, service marks or copyrights, or with respect to any know-how, or (e) enter into or modify in any material respect or terminate any existing license, lease, or contract.

         5.06 NO SECURITIES ISSUANCES. Neither Interlan nor the Shareholders will issue any shares of any class of capital stock, or enter into any contract, option, warrant or right calling for the issuance of any such shares of capital stock, or create or issue any securities convertible into any securities of Interlan except for the transactions contemplated herein.

         5.07 CAPITAL COMMITMENTS. Interlan will not make or commit to make any capital expenditure, capital addition or capital improvement.

         5.08 NOTICE OF CHANGE. Interlan will promptly advise Iceweb in writing of any Interlan Material Adverse Change, or the occurrence of any event which involves any Icewebstantial possibility of a material adverse change, in the business, financial condition, results of operations, assets, liabilities or prospects of Interlan.

                                   ARTICLE VI
           CONDITIONS PRECEDENT TO THE OBLIGATIONS OF ICEWEB TO CLOSE

         The obligation of Iceweb to close the transactions contemplated hereby is Subject to the fulfillment by Interlan and the Shareholders prior to Closing of each of the following conditions, which may be waived in whole or in part by
Iceweb:

         6.01 COMPLIANCE WITH REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties and covenants of Interlan and the Shareholders contained in this Agreement shall have been true and correct when made.

         6.02 NO ADVERSE CHANGE. There shall have been no event which has had or may have a material adverse effect upon the business, financial condition, results of operation, assets, liabilities or prospects of Interlan.

         6.03 NO LEGAL PROCEEDINGS. No suit, action or other legal or administrative proceeding before any court or other governmental agency shall be pending or threatened seeking to enjoin the consummation of the transactions contemplated hereby.

         6.04 DOCUMENTS TO BE DELIVERED BY INTERLAN. Interlan or the Shareholders shall have delivered the following documents:

         (a) Stock certificates representing all of the Interlan Common Stock, duly endorsed or in blank or accompanied by duly executed stock powers.

         (b) All corporate and other records of applicable to Interlan including, but not limited to, current and up to date minute books, stock transfer books and registers, books or accounts, leases and material contracts.

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         (c) Such other documents or certificates as shall be reasonably required by Iceweb or its counsel in order to close and consummate this Agreement.

                                   ARTICLE VII
              CONDITIONS PRECEDENT TO THE OBLIGATIONS OF INTERLAN
                          AND THE SHAREHOLDERS TO CLOSE

         The obligation of Interlan and the Shareholders to close the transactions is subject to the fulfillment prior to Closing of each of the following conditions, any of which may be waived, in whole or in part, by
Interlan:

         7.01 COMPLIANCE WITH REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties made by Iceweb in this Agreement shall have been true and correct when made and shall be true and correct in all material respects at the Closing with the same force and effect as if made at the Closing, and Iceweb shall have performed all agreements, covenants and conditions required to be performed by Iceweb prior to the Closing.

         7.02 NO LEGAL PROCEEDINGS. No suit, action or other legal or administrative proceedings before any court or other governmental agency shall be pending or threatened seeking to enjoin the consummation of the Transactions contemplated hereby.

         7.03 ISSUANCE OF ICEWEB SHARES. Iceweb shall issue 200,000 shares.

         7.04 BANK NOTE PAYABLE. IceWEB shall pay $29,500 to United Bank.

         7.05 PURCHASE PRICE. $42,000 payable to

                  7.05.1 $18,900 PAYABLE TO ANTHONY MUNNO

                  7.05.2 $18,900 PAYABLE TO BRIAN J. IANNIELLO

                  7.05.3 $ 4,000 PAYABLE TO MARTIN SAINSBURY-CARTER


                                  ARTICLE VIII
                 MODIFICATION, WAIVERS, TERMINATION AND EXPENSES

         8.01 MODIFICATIONS. Iceweb and Interlan and the Shareholders may amend, modify or supplement this Agreement in any manner as they may mutually agree in writing.

         8.02 WAIVERS. Iceweb and Interlan and the Shareholders may, in writing, extend the time for or waive compliance by the other with any of the covenants or conditions of the other contained herein.

         8.03 TERMINATION BY ABANDONMENT. This Agreement may be terminated before the Closing:

         a) By the mutual consent of Iceweb, Interlan and the Shareholders;

         b) By Iceweb, if the representations and warranties of Interlan and the Shareholders set forth herein shall not be accurate, or conditions precedent set forth herein shall not have been satisfied in all material respects;

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

         c) By Interlan and the Shareholders, if the representations and warranties of Iceweb set forth herein shall not be accurate, or conditions precedent set forth herein shall not have been satisfied in all material respects; and

         d) In the event of any such termination, each party shall bear their own expenses.

                                   ARTICLE IX
                                 INDEMNIFICATION

         9.01 INDEMNIFICATION BY INTERLAN AND THE SHAREHOLDERS. Interlan and the Shareholders hereby indemnify and hold Iceweb harmless from and against any and all damages, losses, liabilities, obligations, costs or expenses incurred by Iceweb and arising out of the breach of any representation, warranty or covenant of Interlan or the Shareholders hereunder, or failure to perform any covenant or obligation required to be performed by them hereunder.

         9.02 INDEMNIFICATION BY ICEWEB. Iceweb hereby indemnifies and holds Interlan and the Shareholders harmless from and against any and all damages, losses, liabilities, obligations, costs or expenses incurred by Interlan and arising out of the breach of any representation or warranty of Iceweb hereunder, or Iceweb's failure to perform any covenant or obligation required to be performed by either of them hereunder.

         9.03 TIME FOR ASSERTION. No party to this Agreement shall have any liability (for indemnification or otherwise) with respect to any representation, warranty or covenant or obligation to be performed and complied hereunder, unless notice of any such liability is provided on or before 12 months from the date hereof.

         9.04 BASKET. Notwithstanding any conflicting or inconsistent provisions hereof, Interlan and the Shareholders shall not be liable in damages, indemnity or otherwise to Iceweb in respect of the inaccuracy or breach of any representations, warranties, covenants or agreements herein, except to the extent that the damages to Iceweb, singularly or in the aggregate, exceed the sum of $10,000. Notwithstanding any conflicting or inconsistent provisions hereof, Iceweb shall not be liable in damages, indemnity or otherwise to Interlan or the Shareholders in respect to the inaccuracy or breach of any representations, warranties, covenants or agreements herein except to the extent that damages to Interlan exceed, individually or in the aggregate, the sum of $10,000.

                                    ARTICLE X
                            MISCELLANEOUS PROVISIONS

         10.01 WAIVER. Any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

         10.02 NOTICES. All communications provided for herein shall be in writing and shall be deemed to be given or made (a) when delivered personally, including by courier service, (b) three business days following deposit in the United Sates mail, certified mail, return receipt requested, or (c) when transmitted by facsimile provided that electronic confirmation of receipt is retained by the party transmitting such facsimile. The addresses to which notices are to be provided are as follows:

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

         If to Iceweb:             Iceweb, INC.
                                   620 Herndon Parkway, Suite 360
                                   Herndon, Virginia 20170
                                   Attention:   John R. Signorello, President
                                   Facsimile: (703) 964-0160


         If to Interlan:           Interlan Communications, Inc.
                                   131 Elden Street, Suite 100
                                   Herdon, Virginia 20170
                                   Attenion: G. Anthony Munno
                                   Facsimile: (___) ___-____

         If to the Shareholders:   c/o


Any party may change the address to which notice is to be provided to it by written notice to the other party hereto delivered pursuant to this Section.

         10.03 GOVERNING LAW. This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of Virginia, without regard to the choice of laws provisions thereof.

         10.04 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon the parties and their successors and assigns and shall inure to the benefit of the other parties and successors and assigns.

         10.05 COUNTERPARTS. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument.

         10.06 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding of the parties with respect to transactions contemplated hereby, and all prior understandings with respect thereto, whether written or oral, shall be of no force and effect.

         10.7 PARTIAL INVALIDITY. If any term of this Agreement shall be held to be invalid or unenforceable, such term shall be deemed to be severable and the validity of the other terms of this Agreement shall in no way be affected thereby.

         10.8 HEADINGS. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

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

         IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase and Exchange Agreement effective the 18th day of June, 2003.


                                        ICEWEB, INC.


                                        By: _____________________________
                                            John R. Signorello, President



                                        INTERLAN COMMUNICATIONS, INC.


                                        By: _____________________________
                                            G. Anthony Munno, President


                                            _____________________________
                                            G. Anthony Munno


                                            _____________________________
                                            Brian J. Ianniello


                                            _____________________________
                                            Martin Salisbury-Carter



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